Exhibit 3.1

Delaware Page 1

The First State

, CHARUNI PATIBANDA—SANCHEZ , SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "60 DEGREES PHARMACEUTICALS, INC . " , FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF JANUARY, A. D . 2026 , AT 3 : 10 0' CLOCK P P.M.

IMAGE OMITTED6829222 8100 SR# 20260148881

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 03:10 PM 01/14/2026 FILED 03:10 PM 01/14/2026 SR 20260148881 - FileNumber 6829222 STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

60 Degrees Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors of 60 Degrees Pharmaceuticals, Inc. resolutions were duly adopted setting forth a proposed amendments of the certificate of incorporation of said corporation (the "Certificate of Incorporation"), declaring said amendments to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

"RESOLVED, that the Certificate of Incorporation of this corporation be amended by deleting Section 4 in its entirety and inserting the following:

4. (a) The total number of shares of stock which the Corporation shall have the authority to issue shall be One Hundred Fifty-One Million (151,000,000) shares. The Corporation shall be authorized to issue two classes of shares of stock, designated as "Common Stock" and "Preferred Stock." The Corporation shall be authorized to issue One Hundred Fifty Million (150,000,000) shares of Common Stock, each share to have a par value of $0.0001 per share, and One Million (1,000,000) shares of Preferred Stock, each share to have a par value of $0.0001 per share.

(b) Effective as of 12:01 a.m. Eastern Time on January 15, 2026 (the "Effective Time"), each four (4) shares of the Corporation's Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the Corporation or the respective holders thereof, be combined and converted into one share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the "Reverse Stock Split"). No fractional shares of Common Stock shall be issued as a result of the Reverse Stock. Split and, in lieu thereof, upon surrender after the Effective Time of a certificate or book entry position which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive one whole share. The Reverse Stock Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Corporation or its transfer agent. Each certificate or book entry position that immediately prior to the Effective Time represented shares of Common Stock shall thereafter represent the number of shares of Common Stock into which the shares of Common Stock represented by such certificate or book entry position has been combined, subject to the right to receive a whole share in lieu of any fractional share of Common Stock as set forth above."

SECOND: That thereafter, the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a stockholders meeting at which all shares entitled to vote thereon were present and voted, approved of the proposed amendment at the Annual Meeting of Stockholders held on August 29, 2025, pursuant to Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed on January 14, 2026.

	By:	/s/ Geoffrey Dow
	Name:	Geoffrey Dow
	Title:	Chief Executive Officer and President